As filed with the Securities and Exchange Commission on October 2, 1998
                          Registration No. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                COMPU-DAWN, INC.
             (Exact Name of Registrant as Specified in Its Charter)

       Delaware                                            11-3344575
State or Other Jurisdiction                             (I.R.S. Employer
of Incorporation)                                        Identification Number)
                                77 Spruce Street
                           Cedarhurst, New York 11516
                            Telephone: (516) 374-6700
                           Telecopier: (516) 374-9410
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                 Mark Honigsfeld
                            Chairman of the Board and
                             Chief Executive Officer
                                Compu-DAWN, Inc.
                                77 Spruce Street
                           Cedarhurst, New York 11516
                            Telephone: (516) 374-6700
                           Telecopier: (516) 374-9410
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)


                  Copies of all communications and notices to:

                               Fred Skolnik, Esq.
                              Gavin C. Grusd, Esq.
                       Certilman Balin Adler & Hyman, LLP
                                90 Merrick Avenue
                           East Meadow, New York 11554
                            Telephone: (516) 296-7000
                           Telecopier: (516) 296-7111

               Approximate  date of commencement of proposed sale to the public:
               As  soon  as  practicable   after  the  effective  date  of  this
               Registration Statement.


               If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

               If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

               If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

               If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

               If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                                                                  Proposed
                                                                         Proposed Maximum          Maximum
                                                         Amount to be      Offering Price    Aggregate Offering        Amount of
Title of Each Class of Securities to be Registered        Registered         Per Share (4)        Price (4)         Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share, issuable
upon conversion of Series A Convertible                  1,300,000(1)       $1.50               $1,950,000.00           $575.25
Preferred  Stock,  registered  for the  benefit of
Selling  Stockholders

Common Stock, $.01 par value per share, issuable
upon conversion of Series B Convertible                   327,103(2)        $1.50               $490,654.50             $144.74
Preferred Stock, registered for the benefit of
Selling Stockholders

Common Stock, $.01 par value per share, issuable          180,414(3)        $1.50               $270,621.00             $79.83
upon exercise of outstanding warrants

Common Stock, $.01 par value per share,                      125,000        $1.50               $187,500.00             $55.31
registered for the benefit
of Selling Stockholders                                                                                                 ______

     Total Registration Fee:                                                                                            $855.13
                                                                                                                        =======


(1) For purposes of estimating the number of the Company's shares of Common Stock to be included in this Registration Statement, the Company calculated

     200% of the number of shares of Common Stock issuable upon the conversion at maturity of 3,250 shares of the Company's Series A Convertible Preferred Stock, $.01 par value per share (the "Series A Stock"), or otherwise pursuant to the Certificate of Designations, Preferences and Rights of the Series A Stock, based on a conversion price of $5.00 per share. Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), the number of shares of Common Stock to be registered hereunder also includes an indeterminate number of shares which may become issuable upon conversion, of or otherwise with respect to, the Series A Stock to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Pursuant to Rule 416 promulgated under the Securities Act, the number of shares of Common Stock to be registered hereunder also includes an indeterminate number of shares which may become issuable upon conversion of the Company's Series B Convertible Preferred Stock, $.01 per value per share, to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3) For purposes of estimating the number of the Company's shares of Common Stock to be included in this Registration Statement, the Company calculated 200% of the number of shares of Common Stock issuable upon the exercise of warrants for the purchase of 90,207 shares of Common Stock based upon an exercise price of $8.025 per share. Pursuant to Rule 416 promulgated under the Securities Act, the number of shares of Common Stock to be registered hereunder also includes an indeterminate number of shares which may become issuable upon exercise of the warrants to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c).


     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

                   Subject to Completion Dated October 2, 1998

                                   PROSPECTUS


                1,932,517 SHARES OF COMMON STOCK, $.01 PAR VALUE


                                COMPU-DAWN, INC.

     This Prospectus relates to the offer and sale from time to time of up to 1,932,517 shares (the "Shares") of common stock, $.01 par value per share ("Common Stock"), of Compu-DAWN, Inc., a Delaware corporation (the "Company"), by the selling stockholders named herein (the "Selling Stockholders"), or by their respective pledgees, donees, transferees or other successors in interest that receive such Shares as a gift, partnership distribution or other non-sale related transfer.

     Of the 1,932,517 Shares being offered hereby, (i) 1,300,000
Shares are issuable upon conversion of, or otherwise with respect to, 3,250 shares of the Company's Series A Convertible Preferred Stock, $.01 par value per share ("Series A Stock"), held by JNC Opportunity Fund, Ltd. ("Opportunity");
(ii) 327,103 Shares are issuable upon conversion of 1,750 shares of the Company's Series B Convertible Preferred Stock, $.01 par value per share ("Series B Stock"), held by JNC Strategic Fund, Ltd. ("Strategic" and together with Opportunity, the "JNC Selling Stockholders"); (iii) 180,414 Shares are issuable upon the exercise of certain warrants (the 'Warrants") held by the JNC Selling Stockholders; and (iv) 125,000 Shares are owned by three other individuals (the "Other Selling Stockholders"). The Series A Stock was issued by the Company to Opportunity and the Warrants were issued by the Company to the JNC Selling Stockholders on June 5, 1998 in a private transaction (the "1998 Private Placement"). The Series B Stock was issued by the Company to Strategic as of September 25, 1998 in connection with the 1998 Private Placement. The Other Selling Stockholders acquired their respective Shares in non-issuer private transactions.

     The number of Shares indicated as being issuable upon conversion of, or otherwise with respect to, the Series A Stock and offered hereby represents a good faith estimate of the number of shares of Common Stock that may be issued upon conversion of, or otherwise with respect to, the Series A Stock by reason of the floating rate conversion price mechanism included in the Certificate of Designations, Preferences and Rights for the Series A Stock (the "Series A Certificate of Designation"). The estimate is based on 200% of the number of shares of Common Stock issuable at a conversion price of $5.00 per share.

     The number of Shares indicated as being issuable upon the exercise of the Warrants and offered hereby represents a good faith estimate of the number of shares of Common Stock that may be issued upon exercise of the Warrants by reason of certain antidilution adjustment provisions included in the Warrants. The estimate is based on 200% of the number of shares of Common Stock issuable at an exercise price of $8.025 per share.

     Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), the number of shares of Common Stock underlying the Series A Stock, Series B Stock and Warrants and offered for sale hereby includes an indeterminate number of shares as may be issued or issuable upon conversion of, or otherwise with respect to, the Series A Stock or Series B, or upon exercise of the Warrants, by reason of any stock splits, stock dividends or similar transactions involving the Common Stock, in order to prevent dilution.

     Although the Company will receive the exercise price of any Warrants which are exercised, the Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The expense of registration of the Shares which may be offered hereby under the Securities Act will be paid by the Company.

     The Company has been advised that the Shares covered under the Registration Statement of which this Prospectus is a part may be offered for sale from time to time by or for the account of the Selling Stockholders, or their pledgees, donees, transferees or other successors in interest, in the open market, in the over the counter market on the electronic bulletin board, in privately negotiated transactions, in an underwritten offering, in a combination of such methods, or by any other legally available means, at market prices prevailing at the time of such sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Company has been advised that the Shares are intended to be sold through one or more broker-dealers or directly to purchasers. The Company has been advised that such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders, their successors in interest and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to particular broker-dealer may be in excess of customary commissions). The Selling Stockholders, their successors in interest and/or any broker-dealers acting in connection with the sale of the Shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions or other compensation received by them and any profits realized by them on the resale of the Shares as principals may be deemed underwriting compensation under the Securities Act. The Company is not aware of any underwriting arrangements with respect to the resale of the Shares by the Selling Stockholders. See "Selling Stockholders" and "Plan of Distribution."

     A PURCHASE OF THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
      SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON
                THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Company's Common Stock is traded on The Nasdaq SmallCap Market under the symbol "CODI". On __________, 1998, the closing bid price for the Company's Common Stock, as reported on The Nasdaq SmallCap Market, was $_______ per share.



                              ______________, 1998

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.



                              AVAILABLE INFORMATION

     The Company files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission:
7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Furthermore, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company. The address of such Web site is http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are incorporated herein by reference:

          (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 (the "Form 10-KSB").

          (b) The Company's Quarterly Report on Form 10-QSB for the three months ended March 31, 1998.

          (c) The Company's Current Report on Form 8-K for an event dated April 22, 1998.

          (d) The Company's Current Report on Form 8-K for an event dated April 23, 1998.

          (e) The Company's Current Report on Form 8-K for an event dated June 8, 1998.

          (f) The Company's Quarterly Report on Form 10-QSB for the three months ended June 30, 1998.

          (g) The Company's Current Report on Form 8-K for an event dated September 1, 1998.

          (h) The Company's Current Report on Form 8-K for an event dated September 25, 1998.

          (i) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 000-22611), which was declared effective by the Commission on June 10, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from their respective dates of filing.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been incorporated into this Prospectus by reference (other than exhibits to such documents). Requests for such copies should be directed to the Secretary, Compu-DAWN, Inc., 77 Spruce Street, Cedarhurst, New York 11516 (telephone number: (516) 374-6700).

     Any statement contained in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                   THE COMPANY

     Compu-DAWN, Inc. (the "Company") is primarily engaged in the business of designing, developing, licensing, installing and servicing computer software products and systems for law enforcement and public safety agencies. The software systems include computer-aided dispatching, computer interfacing with state and national crime information databases, advanced mobile on-line radio computing, automatic vehicle location (employing dynamic map displays), records management and photo-image database systems. Certain of these applications utilize telecommunications and space satellite technology, and other infrastructure, provided by third parties. The Company has developed, licensed and installed its systems in approximately 60 agencies primarily located in the State of New York.

     The Company was incorporated under the name Coastal Computer Systems, Inc. in New York on March 31, 1983 and was reincorporated in Delaware under its present name on October 18, 1996.

     The  Company's   executive   offices  are  located  at  77  Spruce  Street,
Cedarhurst, New York 11516 and its telephone number is (516) 374-6700.

                           FORWARD-LOOKING STATEMENTS

     Certain information contained herein and/or incorporated by reference in this Prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and is subject to the safe harbor created by that act. The Company cautions readers that certain important factors may affect the Company's actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to have been made in this Prospectus or which are otherwise made by or on behalf of the Company. For this purpose, any statements contained in this Prospectus that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate," or "continue" or the negative variations thereof or comparable terminology are intended to identify forward-looking statements. Factors which may affect the Company's results include, but are not limited to, the risks and uncertainties associated with the level of spending by law enforcement and public safety agencies for computer application software and hardware, the competitive environment within the industry, the ability of the Company to expand its operations, the competence required, and experience, of management to effectuate the Company's business plan, the level of costs incurred in connection with the Company's planned expansion efforts, economic conditions in the industry, the financial strength of the Company's customers and suppliers, and unascertainable risks related to possible unspecified acquisitions. The Company is also subject to other risks detailed herein or detailed from time to time in the Company's Commission filings. Factors that could cause or contribute to such difference include, but are not limited to, those discussed in "Risk Factors" below, as well as those discussed elsewhere in this Prospectus and in the Company's filings with the Commission.

                                  RISK FACTORS

     An investment in the securities offered hereby is speculative and involves a high degree of risk and should only be purchased by investors who can afford to lose their entire investment. Prospective purchasers, prior to making an investment, should carefully consider the following risks and speculative factors, as well as other information set forth elsewhere in this Prospectus. As discussed above, this Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially. Factors that could cause or contribute to such difference include, but are not limited to, those discussed below, as well as those discussed elsewhere in this Prospectus.

     1. Lack of Significant Revenues; Historical and Anticipated Future Losses. The Company's revenues for the years ended December 31, 1997 and 1996 were $591,375 and $477,527, respectively. The Company's revenues for the first six months of 1998 were $535,890. For the years ended December 31, 1997 and 1996, the Company experienced a net loss of $4,436,745 and $570,769, respectively. For the first six months of 1998 and 1997, the Company had a net loss of $899,038 and $2,879,627 respectively. The net loss figures are the result of the incurrence of significant expenses, including, without limitation, research and development expenses, costs relating to the enhancement and refining of the Company's current product line, marketing costs, obligations under key employee compensation agreements, and general administrative expenses. In addition, in 1997, the Company fully amortized approximately $1,588,000 of deferred financing charges which were capitalized in connection with certain debt incurred prior to the Company's initial public offering. The debt was fully repaid in 1997. Furthermore, the net loss figures for the first six months of 1998 and 1997 are also attributable to the fact that the Company did not generate significant revenues in such periods and expenses were incurred in connection with contemplated business ventures (with respect to the 1998 period). The Company believes that, for the foreseeable future, it will be unable to achieve sufficient additional revenues to offset the anticipated significant operating costs described above. Accordingly, the Company anticipates that operating losses will continue at least for the next 12 months. The Company cannot predict the length of time such operating losses will continue or the impact such operating losses will have on its financial condition and results of operations. There can be no assurance that the Company's technology and products will be able to compete successfully in the marketplace and/or generate significant revenue, or that the Company's business will be able to operate profitably.

     The Company's quarterly operating results have, in the past, varied and may in the future vary significantly, depending on facts such as the size, timing and recognition of revenue from significant software sales and system integration activity, the time of new product releases and market acceptance of these new releases, and increases in operating expenses. Due to the relatively fixed nature of certain of the Company's costs throughout each quarterly period, including personnel and facilities costs, the decline of revenues in any quarter typically results in lower profitability in that quarter. There can be no assurance that the Company will become profitable or avoid losses in any future period.

     2. Evolving Market; New Product Development; Technological Obsolescence. The markets for the Company's software products are characterized by evolving industry requirements, rapid technological change and frequent new product introductions which may result in product or technology obsolescence. Certain companies may be developing technologies or products of which the Company is unaware which may be functionally similar, or superior, to some or all of those offered by the Company. As a result, the ability of the Company to compete will depend on its ability to adapt, enhance and improve its existing products and technology and, if necessary, to develop and introduce new products and technology to the marketplace in a timely and cost- competitive manner. There can be no assurance that the Company will be able to compete successfully, that its competitors or future competitors will not develop technologies or products that render the Company's products or technology obsolete or less marketable, or that the Company will be able to successfully enhance its products or technology or adapt them satisfactorily.

     New product development efforts are subject to all of the risks inherent in the development of new technology and products including unanticipated delays, expenses, and technical problems or difficulties, as well as the possible insufficiency of funding to complete development. There can be no assurance as to when, or whether, new products will be successfully developed. In addition, no assurance can be given that additional technologies can be developed within a reasonable development schedule, if at all. Further, there can be no assurance that the Company would have sufficient economic or human resources to complete such development in a timely manner, or at all, or that it could enter into economically reasonable arrangements for the completion of such products by third parties.

     Following  the  development  of  additional  products,   the  Company  must
successfully complete a testing program for the products before they can be marketed. Although the Company believes that its testing program is adequate, unforeseen technical problems arising out of such testing could significantly and adversely affect the Company's ability to produce and market a commercially acceptable product. In addition, the Company's success will depend upon its current and proposed technologies and products meeting acceptable cost and performance criteria in the marketplace. There can be no assurance that the technologies and products will meet applicable price or performance objectives or that unanticipated technical or other problems will not occur which would result in increased costs or material delays. Also, there can be no assurance that new technologies will be developed in the future by the Company. If superior technology is developed by the Company's competitors, such products may render the Company's present products obsolete, and thus would have a materially negative impact on the Company.

     3. Failure to Integrate Various Product Introductions and Offerings. The Company believes that significant market opportunities exist for a provider of fully integrated software designed for the public safety marketplace. One of the Company's business strategies is to provide a "total solution" fully integrated software product line used in public safety. Although the Company has had some success in the past integrating its software products with other systems, there can be no assurance that the Company will be able to fully integrate these applications, or newly created applications, or that achieving such integration will enable the Company to improve its competitive position in the software market. Moreover, the Company's inability to further integrate its products could have a material adverse effect on the Company's business and results of operations.

     4. Product Concentration. Licensing of products and the provision of maintenance and support services to the law enforcement and public safety market represented substantially all of the Company's revenues for the fiscal years ended December 31, 1996 and 1997 and the first six months of 1998, and are expected to continue to account for all of the Company's revenues for the foreseeable future. Any factors adversely affecting the Company's products, such as the introduction of superior competitive products or shifts in the needs of the marketplace, would have a material adverse effect on the Company's financial condition and results of operations.

     5. Lengthy Sales Cycle. Licensing of the Company's software products typically involves a detailed technical evaluation and a commitment of capital, technical, marketing and other resources, with the attendant delays frequently associated with customers' internal procedures to approve large capital expenditures and to test and accept new technologies that affect the customer's operations infrastructure. For those and other reasons, the sales cycle associated with the Company's products is typically lengthy and subject to a number of significant risks, including customers' budgetary constraints and internal acceptance procedures, that are beyond the Company's control. Because of the lengthy sales cycle and the generally large size of customer orders, if revenues forecasted from a specific customer for a particular fiscal quarter are not realized in that quarter, the Company's operating results for that quarter could be materially adversely affected.

     6. Competition. The Company's products compete with those of numerous well-established companies, which design, sell, produce or market software systems for public safety operations. Many of these companies have substantially greater financial, technical and other resources than those of the Company, and they may have established reputations for success in the development, licensing, sale and service of their products and technology. Certain of those competitors have the financial resources necessary to enable them to withstand substantial price competition or downturns in the market for computer software products used by public safety agencies and organizations. In addition, the Company anticipates that a material portion of the sale of its products will be made through the competitive bid process. There can be no assurance that the Company will be able to compete effectively in such process.

     7. Limited  Sales and Marketing  Infrastructure.  The Company has a limited sales, marketing and distribution infrastructure. The Company's sales and marketing staff will require additional personnel in the future. There can be no assurance that the Company will be able to build an adequate sales and marketing staff, that establishing such a sales and marketing staff will be cost-effective, or that the Company's sales and marketing efforts will be successful.

     8. Dependence on Significant Customers. Although the composition of the Company's largest customers has changed from year to year, historically the Company's revenues have been materially dependent on a limited number of customers. Generally, the Company does not receive repeat business from its customers for the design and installation of software systems. Further revenues from customers to whom the Company has licensed software systems are usually derived from maintenance and support contracts. Accordingly, the Company does not believe that the make-up of its current customers is material to an understanding of the Company's future business prospects. While the Company expects its customer base to continue to expand, a limited number of large customers may continue to account for a significant portion of the Company's sales during any given period for the foreseeable future. As such, the Company's financial condition and results of operations may be adversely affected by a delay, reduction or cancellation of orders from one or more of its current or future significant customers or the loss of one or more such customers.

     9. Dependence on Strategic Business Alliances and Subcontractor Relationships. Historically, the Company's customers have been in the "small size" and "medium size" market segments (i.e. public safety departments or agencies with fewer than 200 sworn officers or personnel). The Company's business strategy includes the development of systems for the "large size" market segment. In order to enter such market, the Company, in all likelihood, will need to establish strategic business alliances and/or subcontractor relationships with large systems integrators and public network providers. Business alliances have been entered into with AT&T Wireless Data, Inc. ("AT&T") and GTE Mobilnet Service Corp. ("GTE"), and a subcontractor relationship has been established with Data General Corporation ("Data General"). These arrangements set forth the relationship of the parties in the event of a system installation and do not relate to a particular customer. To date, no customers have been secured under these arrangements, no revenues have been derived from these arrangements and no assurances can be given that any revenues will be derived from these arrangements in the future. The agreement between the Company and AT&T provides, among other things, (i) minimum technical support standards (if technical support is required in a particular project) which if not met could result in a reduction of the amount of technical support fees paid to the Company, and (ii) minimum revenue requirements to entitle the Company to a goal attainment fee. Additionally, failure to meet certain minimum revenue requirements will give AT&T the right to terminate the agreement. The agreement between the Company and GTE provides, among other things, that GTE has the right not to pay the Company any compensation during any period in which the Company fails to materially perform its obligations. No assurances can be given that, in the event any projects are undertaken under the above described agreements, the Company will meet any of the imposed standards, minimum revenue levels will be achieved, or the Company will be able to materially perform its obligations. If any of these standards or levels are not met, the Company's compensation may be reduced or eliminated and possibly result in early termination of certain of these agreements. In addition, no assurances can be given that the Company will renew its current, or enter into any other, business alliances or subcontractor relationships. The failure of the Company to maintain or enter into such alliances or relationships would have a material adverse effect upon the Company's ability to implement its business plan.

     10. Intellectual Property Protection and Infringement. The Company's technology is not patented and the Company has not filed any patent applications. The Company instead currently relies on trade secrets and copyright rights to establish and protect certain proprietary rights in its products. These measures afford limited protection, and there can be no assurance that the steps taken by the Company to protect these proprietary rights will be adequate to prevent misappropriation of its technology or the independent development by others of similar technology especially in view of the limited resources of the Company and the potential cost of any legal action to enforce such rights.

     The Company has not obtained any copyright registrations. Registration of a copyright with the United States copyright office is not a requirement to make a copyright legally effective, but generally provides a rebuttable presumption of its validity. In the absence of a registered copyright, the Company will be unable to bring an action for copyright infringement. A copyright may be registered at any time prior to bringing an infringement action. If the Company registers a copyright after the infringement occurs (and prior to bringing the infringement action), it may be limited in its ability to prove its case and will be precluded from seeking statutory damages (in lieu of actual damages and lost profits) and attorney's fees. While the Company believes that it would be impractical and not cost-effective for a third party to attempt to copy software such as that used in its products, unauthorized parties, nevertheless, might attempt to copy aspects, or reverse engineer certain, of the Company's products, or may obtain and use information that the Company regards as proprietary. The cost of, and time dedicated to, enforcement by the Company of its rights, if any, could be significant. Regardless of the outcome of such enforcement proceedings, there can be no assurance that such proceedings will be effective. In addition, although the Company believes that there are no infringement or trade secret misappropriation claims against the Company and no grounds for the assertion of any such claims, the cost of responding to any such assertion, should it be made, could be significant and there is no assurance that the Company would prevail.

     11. Relatively New Management Team; Dependence on Executive Management; Need to Retain Key Personnel. The Company's executive management team, Mark
Honigsfeld, Chairman of the Board and Chief Executive Officer of the Company, and Louis Libin, Chief Technology Officer of the Company, have worked together for only a relatively short period. Mr. Honigsfeld was elected Chairman of the Board of the Company in August 1996 and was elected Chief Executive Officer of the Company effective as of October 1, 1996. Mr. Libin was elected as a director of the Company and became the Company's Chief Technology Officer in January 1997 and only began serving as Chief Technology Officer on a full-time basis in March 1997.

     The Company has a three-year employment agreement with each of Messrs. Honigsfeld and Libin, each of which includes, among other things, a non-competition and non-solicitation provision. However, each agreement provides that the employee can terminate his agreement with the Company at any time upon 30 days notice for any reason. Additionally, Mr. Honigsfeld's employment agreement allows him to devote up to 10% of his working time, and Mr. Libin's employment agreement allows him to devote up to one day a week, to other endeavors which are not competitive with the Company. The loss of the services of either Mr. Honigsfeld or Mr. Libin could have a material adverse effect on the Company's business.

     The Company has obtained "key-man" life insurance policies on the lives of Messrs. Honigsfeld and Libin, each of which provides for a death benefit to the Company of $1,000,000. There can be no assurance that the death benefit would be adequate to fund the Company's needs until a replacement could be found.

     The success of the Company is also dependent upon its ability to hire and retain additional qualified and talented executive, technical and marketing personnel. There is always intense competition for qualified personnel in the Company's business and its inability to recruit qualified personnel could have a material adverse effect on its business and results of operations. There can be no assurance that the Company will be able to retain the members of its current management or personnel, or that it will be able to successfully attract and retain qualified management, engineering and sales or other personnel in the future.

     12. Dependence on Licensors. The Company currently relies on operating system software owned by certain third parties for certain software and platform operating systems which the Company uses to create its products, and in some cases to bundle with its own software in its products. The licenses are perpetual in duration subject to the payment of an annual maintenance and enhancement fee, which is based on the number of end users of such operating system software, or a monthly sublicense fee, which is based upon the number of customers to which the Company's products (which includes such licensed operating system software) are licensed. Although the Company believes that there are alternatives to the operating system software that the Company currently uses, termination of any of these licenses could delay the Company from producing its products for approximately three to six months as a result of the need to revise the Company's software to make it compatible with such alternative operating system software. Such result would have a material adverse effect on the Company.

     13. Challenges to Management of Growth. The Company anticipates a period of growth as a result of the development of its software business that is expected to place a strain on the Company's administrative, financial and operational resources. The Company's ability to manage any growth effectively will require it to continue to improve its operational, financial and management controls, reporting systems and procedures, install new management information and control systems, and train, motivate and manage its employees. There can be no assurance that the Company will install such management information and control systems in an efficient and timely manner or that the new systems will be adequate to support the Company's operations. Because of the complexity of its software products, the Company has in the past experienced, and expects in the future to experience, a time lag between the date on which technical and sales personnel are hired and the time at which such persons become fully productive. In addition, customer satisfaction could be substantially affected by the quality of the Company's post-sales system implementation process and, in many cases, its software maintenance and service capabilities. If the Company is unable to hire, train and retain qualified personnel and consultants to implement these services or is unable to manage the post-sales process effectively, its ability to attract repeat sales or obtain references for new prospective sales could be adversely affected. Such result could limit the Company's growth opportunities. Additionally, many of the challenges of growth may be unforeseeable and beyond the control of the Company. If the Company is unable to manage growth effectively, such that the Company's sales and marketing efforts exceed its capacity to design, develop, install, maintain and service its products, or if new employees are unable to achieve adequate performance levels, the Company's business, operating results and financial condition could be adversely affected.

     14. Matters Relating to Terminated Agreement. Effective April 22, 1998, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with respect to the contemplated acquisition of Rugby National Corp. ("Rugby"), a corporation that holds an indirect 50% interest in a company that has the right to operate a national on-line lottery in Russia. The Merger Agreement provided that, if the conditions to the obligation of the Company to close were not satisfied by August 31, 1998, the Company had the right to terminate the Merger Agreement. On September 1, 1998, since such conditions had not been satisfied, the Company terminated the Merger Agreement. Following such event, the Company received correspondence from Rugby and its counsel in which they allege that, among other things, the Company breached certain provisions of the Merger Agreement. The Company believes that it has meritorious defenses to Rugby's claims. No action has been commenced to date; however, if litigation is instituted, the Company intends to defend the action vigorously.

     The Merger Agreement provides that, in the event the Company should fail to consummate the transactions contemplated thereby notwithstanding that the conditions to its obligation to close were timely satisfied, then, as liquidated damages and as the sole and exclusive remedy for such default, the Company would be obligated to forgive all amounts loaned to Rugby (approximately $125,000 has been loaned) and pay to Rugby the difference between $1,000,000 and the amount so loaned. As indicated above, the Company does not believe it has any liability for such liquidated damages.

     15. Unascertainable Risks Related to Possible Unspecified Acquisitions. The Company intends to explore opportunities to add, through acquisition or licensing, technology or products to enhance or add to its current product line, or to acquire a customer base or sales organization to augment the Company's infrastructure. Additionally, the Company has explored (see "Matters Related to Terminated Agreement" above) and, in the future may continue to explore, opportunities which are not in the Company's current line of business. Such determination will be made if the Board of Directors believes that such opportunities are in the best interest of the Company's stockholders. Although the Company anticipates it will follow certain general criteria in determining whether or not to pursue any acquisition or license, management will have sole discretion over whether or not to engage in any such transaction. There can be no assurance that the Company will identify any acquisition or licensing candidates or, if it does, that it will be able to reach any agreements to acquire or license technology or products, or acquire assets, on terms acceptable to the Company. To the extent that the Company effects an acquisition of technology or products in the early stage of development or growth (including technology or products which have not been fully tested or marketed), the Company will be subject to numerous risks inherent in developmental technology and an additional high level of risk associated with high-technology industries based on innovative technologies or processes. Furthermore, future acquisition transactions may require the Company to obtain additional financing from banks or other financial institutions or to undertake debt or equity financing. No assurance can be given that the Company would be able to obtain financing upon commercially reasonable terms, or at all. Furthermore, equity financing will result in a dilution of existing stockholders of the Company, which may be significant. If debt financing ultimately proves to be available, any borrowings may subject the Company to various risks traditionally associated with the incurrence of indebtedness, including the risks of interest rate fluctuations and insufficiency of cash flow to pay principal and interest. To the extent any such transaction involves the acquisition of a business, there can be no assurance that the Company will successfully integrate the operations of the acquired business with those of the Company, or that all of the benefits expected from such integration will be realized. Any delays or unexpected costs incurred in connection with such integration could have an adverse effect on the combined company's business, operating results or financial condition. Furthermore, there can be no assurance that the operations, management and personnel of the companies will be compatible or that the Company will not experience the loss of key personnel. In most cases, each acquisition may be consummated without seeking and obtaining shareholder approval, in which case, the stockholders will not have an opportunity to review the financial statements of an acquisition candidate. Although the Company will endeavor to evaluate the risks inherent in a particular acquisition, there can be no assurance that the Company will properly ascertain or assess such significant risk factors.

     16. International Expansion. As part of the Company's long range marketing and business plans, the Company intends to explore opportunities to expand its operations into international markets, which could require significant management attention and financial resources. Currently, the Company has not developed any international marketing strategy, has not given any significant attention to international marketing, and has no timetable in mind to implement an international marketing plan. International sales and operations are subject to a number of risks, including potentially longer payment cycles, unexpected changes in regulatory requirements, import and export restrictions and tariffs, difficulties in staffing and managing foreign operations, the burden of complying with a variety of foreign laws, greater difficulty in accounts
receivable   collection,   potentially   adverse  tax   consequences,   currency
fluctuations, potential political and economic instability and, cultural differences relating to the manner in which day to day business operations are conducted. Additionally, the protection of intellectual property may be more difficult and costly to enforce outside of the United States. In the event that the Company is successful in expanding its sales and operations internationally, the imposition of, or change in, price controls or other restrictions on foreign currencies could materially affect the Company's business, operating results and financial condition.

     17. Control by Existing Management and Stockholders; Effect of Certain Anti-Takeover Considerations. The Company's directors and executive officers own beneficially approximately 29% of the outstanding Common Stock. The holders of the Series A Stock, Series B Stock and Warrants have the right to acquire, upon conversion of the Series A Stock and Series B Stock and exercise of the Warrants

(subject  to  certain  conditions  as set  forth  in  Series  A  Certificate  of
Designation, the Certificate of Designations, Preferences and Rights of the Series B Stock and the Warrants, including a limitation on beneficial ownership to 4.99% of the Company's outstanding Common Stock, subject to waiver of the restriction by the security holder, all as discussed under "Selling Stockholders"), shares of Common Stock that would represent, in the aggregate, approximately 27% of the outstanding Common Stock following such issuance (based on a conversion price of $5.00 per share for the Series A Stock and without giving effect to any shares of Common Stock issuable upon conversion of the premium amount due with respect to the Series A Stock or as a result of the antidilution provisions of the Warrants) (see "Selling Stockholders"). Accordingly, such holders, if acting together, have the ability, or would have the ability, to exert significant influence over the election of the Company's Board of Directors and other matters submitted to the Company's stockholders for approval. The voting power or potential voting power of these holders may discourage or prevent any proposed takeover of the Company unless the terms thereof are approved by such holders. Pursuant to the Company's Certificate of Incorporation, shares of preferred stock, $.01 par value per share ("Preferred Stock"), in addition to the outstanding Series A Stock and Series B Stock, may be issued by the Company in the future without approval by the holders of the Common Stock and upon such terms as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock could have the effect of discouraging a third party from acquiring a majority of the outstanding Common Stock of the Company and preventing stockholders from realizing a premium on their Common Stock. The Certificate of Incorporation also provides for staggered terms for the members of the Board of Directors. A staggered Board of Directors, and certain provisions of the Company's by-laws and of Delaware law applicable to the Company (which law prohibits the Company from engaging in a "business combination" with an "interested shareholder" for a period of three years after the date of the transaction in which the person became an interested shareholder, unless it is approved in a prescribed manner), could delay or make more difficult a merger, tender offer or proxy contest involving the Company.

     18. Impact of Nasdaq SmallCap Market Rules. The Company's Common Stock is currently traded on the Nasdaq SmallCap Market. The Nasdaq Stock Market, Inc. rules provide that, for continued listing on the Nasdaq SmallCap Market, a company is required to have, among other things, (i) either net tangible assets of $2,000,000, a market capitalization of $35,000,000, or net income for two of the last three fiscal years of $500,000, (ii) a minimum market value of public float of $1,000,000 and (iii) a minimum bid price of $1.00 per share. Additionally, the Company is required to have at least two independent directors, and an Audit Committee, a majority of the members of which must be independent directors.

     If the Company is unable to satisfy the requirements for continued quotation on the Nasdaq SmallCap Market, trading, if any, in the Company's Common Stock would be conducted in the over-the-counter market in what is commonly referred to as the "pink sheets" or on the NASD OTC Electronic Bulletin Board. As a result, a purchaser of the Common Stock offered hereby may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, such securities. The above-described rules may adversely affect the liquidity of the market for the Company's securities. The price of the Company's Common Stock is currently below $5.00. Because certain restrictions may be placed upon the sale of securities under such price $5.00 per share, unless such Common Stock qualifies for an exemption from the "penny stock" rules, such as continued listing on the Nasdaq SmallCap Market, some brokerage firms will not effect transactions in the Company's securities and it is unlikely that any bank or financial institution will accept such securities as collateral. Such factors could have a material adverse effect in sustaining any market for the Common Stock. See "Risk Factors - 'Penny Stock' Regulations May Impose Certain Restrictions on Marketability of Securities."

     19. Securities Market Factors. In recent years, the securities markets have experienced a high level of volume volatility and market prices for many companies, particularly small and emerging growth companies, have been subject to wide fluctuations in response to quarterly variations in operating results. The securities of many of these companies, which trade in the over-the-counter market, have experienced wide price fluctuations, which in many cases were unrelated to the operating performance of, or announcements concerning, the issuers of the affected stock. Factors such as announcements by the Company or its competitors concerning technological innovations, new products or procedures, government regulations and developments or disputes relating to proprietary rights or the acquisitions or sale of a business as assets may have a significant impact on the market for the Company's securities. General market price declines or market volatility in the future could adversely affect the future price of the Company's securities.

     20. "Penny Stock" Regulations May Impose Certain Restrictions on Marketability of Securities. The Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The Company's Common Stock currently trades below $5.00 per share. At the present time, the Common Stock offered hereby is authorized for quotation on the Nasdaq SmallCap Market; therefore, such securities are exempt from the definition of "penny stock." If the Common Stock offered hereby is removed from listing on the Nasdaq SmallCap Market at any time, however, based on the current market price of the Company's Common Stock, such Common Stock will be subject to rules that impose additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse), until and while the Company's Common Stock trades above $5.00 per share in which case they will no longer be classified as "penny stock." For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Company's Common Stock and may affect the ability of purchasers in this offering to sell the Company's Common Stock in the secondary market as well as the price at which such purchasers can sell any such Common Stock.

     21. No Dividends. The Company has never paid any dividends on its Common Stock and does not intend to pay dividends on its Common Stock in the foreseeable future. Any earnings which the Company may realize in the foreseeable future are anticipated to be retained to finance the growth of the Company.

     22. Limitations on Director Liability. The Company's Certificate of Incorporation provides, pursuant to Delaware law, that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on behalf of the Company against any director. In addition, the Company's Certificate of Incorporation provides for mandatory indemnification of directors and officers to the fullest extent permitted or not prohibited by Delaware law.

                              SELLING STOCKHOLDERS

     The Shares being offered for resale by the JNC Selling Stockholders were acquired in connection with the 1998 Private Placement and consist of (i) the shares of Common Stock issuable upon the conversion of, or otherwise with respect to, the Series A Stock, (ii) the shares of Common Stock issuable upon conversion of the Series B Stock and (iii) the shares of Common Stock issuable upon exercise of the Warrants. In connection with the 1998 Private Placement, the Company granted the JNC Selling Stockholders certain registration rights pursuant to which the Company agreed to keep the Registration Statement, of which this Prospectus is a part, effective until the earlier of (i) the date that all of such shares have been sold pursuant to the Registration Statement, or (ii) the date upon which such shares may be immediately sold to the public without registration or restriction pursuant to Rule 144(k) promulgated under the Securities Act. The Company has agreed to indemnify the JNC Selling Stockholders and each of their officers, directors, members, employees, partners, agents and each person who controls either of the JNC Selling Stockholders against certain expenses, claims, losses, damages and liabilities
(or action, proceeding or inquiry by any regulatory or self-regulatory organization in respect thereof). The Company has agreed to pay its expenses of registering the Shares under the Securities Act, including registration and filing fees, blue sky expenses, printing expenses, accounting fees, administrative expenses and its own counsel fees.

     The following table sets forth the name of each Selling Stockholder, the number of shares of Common Stock of the Company beneficially owned by such Selling Stockholder as of September 30, 1998 and the number of Shares being offered by such Selling Stockholder. The Shares being offered hereby are being registered to permit public secondary trading, and the Selling Stockholders may offer all or part of the Shares for resale from time to time. However, such Selling Stockholders are under no obligation to sell all or any portion of such Shares nor are such Selling Stockholders obligated to sell any Shares immediately under this Prospectus. All information with respect to share ownership has been furnished by the Selling Stockholders. Because the Selling Stockholders may sell all or part of their Shares, no estimates can be given as to the number of Shares that will be held by any Selling Stockholder upon termination of any offering made hereby. See "Plan of Distribution."

     In the case of the Shares underlying the Series A Stock, the number of Shares offered for sale hereby represents an estimate of the number of shares of Common Stock issuable upon conversion of, or otherwise with respect to, the Series A Stock, based on 200% of the number of shares of Common Stock issuable at a conversion price of $5.00 per share. In the case of the Shares underlying the Warrants, the number of Shares offered for sale hereby represents an estimate of the number of shares of Common Stock issuable upon exercise of the Warrants based on 200% of the number of shares of Common Stock issuable at an exercise price of $8.025 per share. Pursuant to Rule 416 under the Securities Act, the JNC Selling Stockholders may also offer and sell Shares issued with respect to the Series A Stock, the Series B Stock and/or the Warrants as a result of stock splits, stock dividends or similar transactions. This is not intended to constitute a prediction as to the number of Shares into which the Series A Stock or Series B Stock will be converted or the Warrants will be exercised.

                         Shares Beneficially   Shares to be
Name of Selling          Owned Prior to the    Sold in the    Shares Owned after
Stockholder                   Offering            Offering     the Offering (1)
------------------------------------------------------------------------------
JNC Opportunity Fund, Ltd.   141,686(2)       1,414,994(2)(3)        0
JNC Strategic Fund, Ltd.     141,686(2)        392,523(2)(3)         0
Edwin J. Gerstley              62,500             62,500             0
Gusti Gross                    54,500             54,500             0
Sidney Blumenthal               8,000              8,000             0

     (1)  Assumes all Shares offered hereby are sold in the Offering.

     (2) The number of "Shares Beneficially Owned Prior to the Offering" for each of Opportunity and Strategic equals 4.99% of the out standing
          Common Stock of the Company as of September 30, 1998. Pursuant to the terms of the Series A Stock, Series B Stock and the Warrants, the shares of Series A Stock and Series B Stock and the Warrants are currently convertible or exercisable by any holder only to the extent that the number of shares of Common Stock thereby issuable, together with the number of shares of Common Stock owned by such holder and its affiliates (but not including shares of Common Stock underlying unconverted shares of Series A Stock and Series B Stock or unexercised portions of the Warrants) would not exceed 4.99% of the then outstanding Common Stock as determined in accordance with Section 13(d) of the Exchange Act. The holders of the Series A Stock, Series B Stock and Warrants may waive such restriction upon not less than 61 days notice. Therefore, the number of shares set forth herein and which a JNC Selling Stockholder may sell pursuant to this Prospectus (as provided for in footnote (3) hereof) may exceed the number of shares such JNC Selling Stockholder may beneficially own as determined pursuant to Section 13(d) of the Exchange Act. Moreover, pursuant to the regulations of the National Association of Securities Dealers, in the absence of stockholder approval, the aggregate number of shares of Common Stock issuable to Opportunity at a discount from market prices upon the conversion of the Series A Stock may not exceed 19.99% of the outstanding shares of Common Stock of the Company as of June 5, 1998. Unless stockholder approval is obtained to issue shares of Common Stock in excess of the maximum amount set forth above, Opportunity will not be entitled to acquire more than such maximum amount. Any Series A Stock which may not be converted because of such limitation is subject to redemption at the request of Opportunity.

     (3) The number of "Shares to be Sold in the Offering" for Opportunity includes an estimate of the number of shares of Common Stock that would be issuable upon conversion of, or otherwise with respect to, the Series A Stock based on 200% of the number of shares of Common Stock that would be issuable at a conversion price of $5.00 per share (1,300,000 shares). In addition, the Registration Statement covers 327,103 shares that are issuable to Strategic upon conversion of the Series B Stock. Further, the number of "Shares to be Sold in the Offering" for the JNC Selling Stockholders includes an estimate of the number of shares of Common Stock that would be issuable upon the exercise of director for breach of fiduciary duty and may the Warrants based on 200% of the number of shares of Common Stock that would be issuable at an exercise price of $8.025 per share (114,994 shares for Opportunity and 65,420 shares for Strategic). The actual number of shares of Common Stock issuable upon conversion of the Series A Stock is determined by a formula based on the market price at the time of conversion, and is therefore subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by the Company. Specifically, at any given time, the Series A Stock is convertible into a number of shares of Common Stock determined by dividing (X) the sum of (a) the stated value of the Series A Stock, (b) a premium amount equal to 5% (on an annualized basis) of the stated value of the Series A Stock and (c) any Conversion Default amount (as defined in the Series A Certificate of Designation), by (Y) the then applicable conversion price (calculated generally as the lesser of (i) $8.025 and (ii) 85% of the average of the five (5) lowest closing bid prices of the Common Stock for the twenty-five (25) consecutive trading date immediately preceding the date of determination) (such 85% calculation as of June 5, 1998, the date of issuance of the Series A Stock, resulting in a conversion price of $5.6525 per share), subject to certain restrictions and adjustments. The number of shares of Common Stock issuable upon exercise of the Warrants is subject to increase to the extent the exercise price is reduced pursuant to the antidilution adjustment provisions set forth in the Warrants. The Shares offered hereby, and included in the Registration Statement of which this Prospectus is a part, include such additional number of shares of Common Stock as may be issued or issuable upon conversion of the Series A Stock or Series B Stock or upon exercise of the Warrants by reason of any stock split, stock dividend or similar transaction involving the Common Stock, in each case in order to prevent dilution, in accordance with Rule 416.

     To the Company's knowledge, no Selling Stockholder has had any position, office or other material relationship with the Company or any of its affiliates during the past three years (other than as a holder of the Company's securities).

                                 USE OF PROCEEDS

     All the Shares offered hereby are being offered for the account of the Selling Stockholders. Accordingly, the Company will not receive any proceeds of any sales made hereunder, but will receive the exercise price of any Warrants exercised by the JNC Selling Stockholders. Based on currently available information, the Company intends to utilize any proceeds received from the exercise of Warrants for working capital and general corporate purposes. The Company may use all or a portion of such proceeds for other purposes, should a reapportionment or redirection of funds be determined to be in the best interests of the Company.

                              PLAN OF DISTRIBUTION

     The Shares may be sold or distributed from time to time by the Selling Stockholders or by pledgees, donees or transferees of, or successors in interest to, the Selling Stockholders directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the Shares may be effected in one or more of the following methods: (i) ordinary brokers transactions, which may include long or short sales, (ii) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this Prospectus, (iii) "at the market" to or through market makers or into an existing market for the Common Stock, (iv) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, (v) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
(vi) any combination of the foregoing, or by any other legally available means. In addition, the Selling Stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require that delivery by such broker-dealers of the Shares, which Shares may be resold thereafter pursuant to this Prospectus.

     Brokers, dealers, underwriters or agents participating in the distribution of the Shares may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Selling Stockholders and any broker-dealers acting in connection with the sale of the Shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commission received by them and any profit realized by them on the resale of
Shares as principals may be deemed underwriting compensation under the Securities Act. Neither the Company nor any Selling Stockholder can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Stockholder and any such stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Shares.

     Each Selling Stockholder and any other person participating in a distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, Selling Stockholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the securities offered hereby.

     Any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

     There can be no assurance that the Selling Stockholders will sell any or all of the shares of Common Stock offered by them hereunder.

                                  LEGAL MATTERS

     Certain matters relating to the legality of the securities being offered hereby are being passed upon for the Company by Certilman Balin Adler & Hyman, LLP, 90 Merrick Avenue, East Meadow, New York 11554.

                                     EXPERTS

     The consolidated financial statements of the Company appearing in the Form 10-KSB, have been audited by Lazar Levine & Felix, LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed a Registration Statement on Form S-3 (together with all amendments thereto, the "Registration Statement") with the Commission under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits filed therewith, copies of which may be obtained upon payment of a fee prescribed by the Commission, or may be examined free of charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Each statement made in this Prospectus referring to a document filed as an exhibit to the Registration Statement is qualified by reference to the exhibit for a complete statement of its terms and conditions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.


     The following table sets forth the expenses (estimated except for the Registration Fee) in connection with the offering described in the Registration
Statement:

 Registration Fee.....................................................$   855.13
 Accountants' Fees and Expenses.......................................  1,000.00
 Legal Fees and Expenses.............................................. 12,000.00
 Miscellaneous........................................................  1,144.87
                                                                        --------
 Total................................................................$15,000.00
                                                                      ==========

Item 15.  Indemnification of Directors and Officers.

     Article X of the Company's Certificate of Incorporation eliminates the personal liability of directors to the Company and its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Section 102 of the Delaware General Corporation Law, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the Delaware General Corporation Law (with respect to unlawful dividend payments and unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

     Additionally, the Company has included in its Certificate of Incorporation and its by-laws provisions to indemnify its directors, officers, employees and agents and to purchase insurance with respect to liability arising out of the performance of their duties as directors, officers, employees and agents as permitted by Section 145 of the Delaware General Corporation Law. The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors, officers, employees and agents may be entitled under the Company's by-laws, any agreement, vote of stockholders or otherwise.

     The effect of the foregoing is to require the Company to the extent permitted by law to indemnify the officers, directors, employees and agents of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     In connection with this Registration Statement, the JNC Selling Stockholders, severally but not jointly, have agreed to indemnify the Company, its directors, each of its officers who signed this Registration Statement, its employees, agents and each person who controls it within the meaning of Section 15 of the Securities Act with respect to any statement in or omission from the Registration Statement or the Prospectus or any amendment or supplement thereto if such statement or omission was made in reliance upon information furnished in writing to the Company by the JNC Selling Stockholders specifically for use in connection with the preparation of the Registration Statement. Each JNC Selling Stockholder's indemnification obligations are limited to the amount such JNC Selling Stockholder actually receives as a result of the sale of the shares registered for resale hereunder.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.  Exhibits.

Exhibit Number        Description of Exhibit

     4         Specimen Stock Certificate1

     5         Opinion of Certilman Balin Adler & Hyman, LLP

     23.1      Consent of Lazar Levine & Felix, LLP

     23.2 Consent of Certilman Balin Adler & Hyman, LLP (included in its opinion filed as Exhibit 5)

     24        Powers of Attorney (included in signature page forming a part hereof).
----------

     (1)  Filed as Exhibit 4.1 to the Company's  Registration  Statement on Form
          SB-2  (Registration  No.  333-  18667)  and  incorporated   herein  by
          reference.

Item 17.  Undertakings.

     The undersigned Company hereby undertakes:

     (l) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

          (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) Reflect in the Prospectus any facts or events which, individually or together represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii)Include any additional or changed material information on the plan of distribution; provided, however, that paragraphs (l)(i) and (l)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the Company under the Exchange Act.

     (2) For determining any liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post- effective amendment to remove from registration any of the securities being registered which remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 15 above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cedarhurst, New York, on the 2nd day of October, 1998.

                                             COMPU-DAWN, INC.

                                             By: /s/ Mark Honigsfeld
                                                Mark Honigsfeld
                                                Chief Executive Officer



                                POWER OF ATTORNEY

     Know all men by these presents, that each person whose signature appears below constitutes and appoints Mark Honigsfeld as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                              Capacity                       Date

/s/ Mark Honigsfeld           Chief Executive Officer,           October 2, 1998
------------------------
Mark Honigsfeld               Chairman of the Board,
                              Secretary and Director
                              (Principal Executive Officer
                              and Principal Financial
                              and Accounting Officer)

/s/ Louis Libin               Chief Technology Officer           October 2, 1998
------------------------
Louis Libin                   and Director

/s/ William D. Rizzardi       Director                           October 2, 1998
------------------------
William D. Rizzardi

/s/ Harold Lazarus            Director                           October 2, 1998
------------------------
Harold Lazarus, Ph.D.

/s/ Alfred J. Luciani         Director                           October 2, 1998
------------------------
Alfred J. Luciani